Exhibit 99.1

FOR IMMEDIATE RELEASE:

Global Earth Energy / Modern Coal Jointly Owned Company Receives $360 Million, 3-Year Contract from Large International Coal Group

--Receives Initial Deposit of $28 Million To Purchase Coal from Samuel Coal Property--

WILMINGTON, NC, June 28, 2011: Global Earth Energy, Inc. (OTCBB: GLER) and Modern Coal, LLC, a Texas major contract mining company, announced today that through Global Earth Natural Resources, L.L.C., their jointly-owned limited liability company, that they have received a contract from a large international coal group to purchase coal from Global Earth Natural Resources, L.L.C’s soon-to-be-acquired Samuel Coal property. The total value of the contract is estimated to be $360 million over a 36-month period.

“Global Earth Natural Resources, L.L.C. is elated to solidify its first contract to import coal to a major international coal company that positions the company to generate positive cash flows over the long-term,” said Brad Lamar, president of Modern Coal. “I’m excited to confirm that we have received an initial deposit of $28 Million in the form of a letter of credit (LOC) from a foreign bank located in New York City. After a customary site visit and confirmation of our ability to fulfill the contract in full, the LOC will be increased to 100,000 tons of coal per month for 36 months at a price of $103.00 per ton.”

Samuel Coal's Kentucky-based mines are historically prolific producers of coal and have attracted strong interest from major coal suppliers from around the world. Global Earth Natural Resources, L.L.C. is under agreement to purchase all of Samuel Coal's operations with the closing date of August 11, 2011. Modern Coal completed its initial cash down payment to Samuel Coal on June 22nd. The Samuel Coal operations are located on approximately 5,000 acres near Hindman in the eastern part of Kentucky. (http://mapq.st/ePX71T). For additional information on the property, please visit the GLER website at www.globalearthenergy.com.

About Global Earth Energy, Inc.

Global Earth Energy, Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:
Global Earth Energy

Tel: 910-509-7232

www.globalearthenergy.com